CONTACT:	Daniel T. Hendrix
Chairman and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

Bruce Brooks, Interface, Inc.
(404) 543-3530, bruce.brooks@interface.com

FOR IMMEDIATE RELEASE

INTERFACE REPORTS SECOND QUARTER 2014 RESULTS

ATLANTA, Georgia, July 23, 2014 – Interface, Inc. (Nasdaq: TILE), a worldwide carpet tile company and global leader in sustainability, today announced results for the second quarter ended June 29, 2014.

“Second quarter results are a vast improvement over the slow start to the year that we saw in the first quarter,” said Daniel T. Hendrix, Chairman and Chief Executive Officer of the Company.  “Strong sales in the corporate office market in Europe, mostly in the U.K. and Germany, were accompanied by continued steady growth in our Americas business, which made considerable gains in non-office segments.  In our Asia-Pacific division, Australia and China contributed to the top line improvement, while Southeast Asia remained relatively even year over year.  On a consolidated basis, orders continued to grow at a robust pace, up 10% to an all-time high of $284 million, giving us more optimism about the second half of the year.”

SECOND QUARTER 2014 FINANCIAL SUMMARY & HIGHLIGHTS

Sales:  Sales for the second quarter of 2014 were up 7.0% to $260.6 million, compared with $243.5 million in the second quarter of 2013.

•
Sales in our Americas business increased 4% year-over-year, with most of the growth coming in non-office segments.  The hospitality (up 30%), retail (up 21%) and education (up 7%) segments had the largest percentage gains, with government (down 4%) and healthcare (down 2%) being the only declining segments.  The corporate office segment grew less than 1% compared with the second quarter last year.  FLOR sales were disappointing, down 9% year-over-year.

•	Our Europe business showed the most momentum, with sales up 15% (or 9% in local currency), mainly due to strength in the U.K., Ireland and Germany. The corporate office segment (up 18%) led the gains.
•
Sales were up 5% in the Asia-Pacific region, with Australia bouncing back and approaching revenue levels that existed prior to the 2012 plant fire.  China also contributed to the growth, with Southeast Asia remaining flat.

Operating Income:  Second quarter 2014 operating income increased to $24.3 million, or 9.3% of sales, compared with $21.8 million, or 9.0% of sales, in the second quarter last year.  Gross profit margin was 34.7% in the second quarter of 2014, compared with 35.4% in the prior year period, but represented an improvement of 60 basis points sequentially compared with the first quarter this year.  SG&A expenses were $66.0 million, or 25.3% of sales, in the second quarter of 2014, versus $64.4 million, or 26.5% of sales, in the second quarter of 2013.  The year-over-year SG&A percentage improvement was mostly due to improved sales volume, reduced equity compensation, and reduced marketing activity in Europe.

Net Income:  Net income during the second quarter of 2014 increased to $13.1 million, or $0.20 per share, compared with net income of $11.0 million, or $0.17 per share, in the second quarter last year.

Patrick C. Lynch, Senior Vice President and Chief Financial Officer, commented, “We’re generally pleased with our top line performance in the second quarter, and we continued on the path of sequential gross margin improvement while keeping our SG&A expenses contained in relation to our sales level.  We’re also pleased about the substantial progress in Australia, with sales approaching pre-fire levels and operations beginning to normalize as we complete the ramp up of the Minto plant.  With strong order momentum pointing to higher sales, our focus for the remainder of the year will be on expanding gross margin and keeping SG&A in check.”

YEAR TO DATE 2014 FINANCIAL RESULTS

Sales:  For the first six months of 2014, sales increased 5.7% to $479.6 million, compared with $453.9 million in the first six months last year.

Operating Income:  Operating income for the 2014 six-month period was $36.4 million, or 7.6% of sales.  Operating income in the first six months of 2013 was $35.8 million, or 7.9% of sales.

Net Income:  The Company reported net income of $17.1 million, or $0.26 per share, for the first six months of 2014.  This compares with net income of $16.1 million, or $0.24 per share, in the first six months of 2013, excluding a previously-reported tax dispute resolution benefit of $1.9 million, or $0.03 per share. With the tax resolution benefit included, net income in the first six months of 2013 was $18.0 million, or $0.27 per share

Mr. Hendrix concluded, “We expect the second half of the year to be better than the first, based on strong demand in Europe and steady performance in our U.S. business, which has yet to see a true office market rebound this year.  We also expect to improve gross margin, as we complete the Minto plant ramp-up and rebalancing of production in the Asia-Pacific region, alongside our lean manufacturing and other efficiency and cost reduction initiatives worldwide.  SG&A will be closely scrutinized, with a prioritization of investments having short-term paybacks.  Another of our top priorities in the third quarter will be a restructuring of FLOR with management changes and a renewed emphasis on attracting and retaining customers, expanding its store footprint, and driving its growth and profitability.”

INTERFACE REPORTS SECOND QUARTER 2014 RESULTS

Webcast and Conference Call Information

The Company will host a conference call tomorrow morning, July 24, 2014, at 9:00 a.m. Eastern Time, to discuss its second quarter 2014 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the conference call live over the Internet at the following address:
http://www.media-server.com/m/acs/f739be59e013325bc2a4694c3390ac46 or through the Company's website at:
http://www.interfaceglobal.com/Investor-Relations.aspx. The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Interface, Inc. is the world’s largest manufacturer of modular carpet, which it markets under the Interface and FLOR brands. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2013, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings,” "We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “The worldwide financial and credit crisis could have a material adverse effect on our business, financial condition and results of operations,” “Concerns regarding the European sovereign debt crisis and market perceptions about the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, or the potential dissolution of the euro entirely, could adversely affect our business, results of operations or financial condition,” “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers,” “Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness, which could have important negative consequences to us,” “The market price of our common stock has been volatile and the value of your investment may decline,” “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.”  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW –

INTERFACE REPORTS SECOND QUARTER 2014 RESULTS

Consolidated Condensed Statements of Operations	Three Months Ended		Six Months Ended
(In thousands, except per share data)	06/29/14	06/30/13	06/29/14	06/30/13

Net Sales	$260,624	$243,483	$479,616	$453,852
Cost of Sales	170,239	157,250	314,545	296,367
Gross Profit	90,385	86,233	165,071	157,485
Selling, General & Administrative Expenses	66,042	64,430	128,701	121,688
Operating Income	24,343	21,803	36,370	35,797
Interest Expense	5,420	5,907	10,918	12,065
Other Expense (Income)	(128)	(2)	(154)	405
Income Before Taxes	19,051	15,898	25,606	23,327
Income Tax Expense	5,980	4,933	8,510	5,365
NET INCOME	$13,071	$10,965	$17,096	$17,962

Earnings Per Share – Basic	$0.20	$0.17	$0.26	$0.27

Earnings Per Share – Diluted	$0.20	$0.17	$0.26	$0.27

Common Shares Outstanding – Basic	66,473	66,180	66,472	66,148
Common Shares Outstanding – Diluted	66,550	66,329	66,558	66,297

Orders from Continuing Operations	$283,700	$258,500	$524,200	$479,500

INTERFACE REPORTS SECOND QUARTER 2014 RESULTS

Consolidated Condensed Balance Sheets
(In thousands)	06/29/14	12/29/13
Assets
Cash	$50,012	$72,883
Accounts Receivable	149,927	131,936
Inventory	172,452	149,643
Other Current Assets	34,247	33,643
Total Current Assets	406,638	388,105
Property, Plant & Equipment	242,132	230,845
Other Assets	174,713	177,385
Total Assets	$823,483	$796,335

Liabilities
Accounts Payable	$57,062	$52,515
Accrued Liabilities	78,452	77,672
Total Current Liabilities	135,514	130,187
Senior Notes	247,500	247,500
Long-Term Debt	31,513	26,326
Other Long-Term Liabilities	50,991	51,535
Total Liabilities	465,518	455,548
Shareholders’ Equity	357,965	340,787
Total Liabilities and Shareholders’ Equity	$823,483	$796,335

Consolidated Condensed Statements of Cash Flows	Three Months Ended				Six Months Ended
(In millions)	06/29/14		06/30/13		06/29/14		06/30/13

Net Income		$13.1		$11.0		$17.1		$18.0
Depreciation and Amortization		7.2		9.0		16.0		15.7
Deferred Income Taxes and Other Non-Cash Items		0.4		1.9		0.2		3.3
Change in Working Capital
Accounts Receivable	(20.5)		(19.3)		(12.4)		2.6
Inventories	(2.0)		(2.6)		(21.9)		(19.7)
Prepaids and Other Current Assets	(0.1)		(4.3)		(0.1)		(14.6)
Accounts Payable and Accrued Expenses	5.3		4.3		1.9		(14.3)
Cash Provided from (Used in) Operating Activities		3.4		0.0		0.8		(9.0)
Cash Used in Investing Activities		(13.7)		(0.2)		(23.7)		(15.6)
Cash Used in Financing Activities		(2.4)		(1.3)		(0.2)		(2.1)
Effect of Exchange Rate Changes on Cash		0.2		(2.2)		0.2		(2.5)
Net Decrease in Cash		$(12.5)		$(3.7)		$(22.9)		$(29.2)

INTERFACE REPORTS SECOND QUARTER 2014 RESULTS

Reconciliation of Non-GAAP Performance Measures to
GAAP Performance Measures
(In millions, except per share amounts)

Six Months Ended 06/30/13
Net Income Excluding Tax Dispute Resolution	$16.1
Tax Dispute Resolution	1.9
Net Income, As Reported	$18.0

Six Months Ended 06/30/13
Earnings per Share Excluding Tax Dispute Resolution	$0.24
Tax Dispute Resolution	0.03
Earnings per Share, As Reported	$0.27

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period.  However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.  Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.

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